Exhibit 99.1
Morgans Hotel Group Announces Pricing of Upsized Private Offering of $150 Million of 2.375% Senior Subordinated Convertible Notes due 2014
NEW YORK—(BUSINESS WIRE)—October 11, 2007—Morgans Hotel Group Co. (NASDAQ: MHGC) (the “Company”) announced today the pricing of a private offering of $150 million aggregate principal amount of 2.375% Senior Subordinated Convertible Notes due 2014 (the “Notes”). The aggregate principal amount offered was increased from the previously announced $100 million aggregate principal amount. Up to an additional $22.5 million aggregate principal amount of Notes may be issued at the option of the initial purchasers of the Notes within 13 days of the date hereof, to cover over-allotments if any. The sale of the Notes is expected to close on or about October 17, 2007.
The Notes will be senior subordinated unsecured obligations of the Company and will be guaranteed on a senior subordinated basis by the Company’s operating company, Morgans Group LLC. The Notes will be convertible into shares of the Company’s common stock under certain circumstances and upon the occurrence of specified events.
Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2008, and the Notes will mature on October 15, 2014, unless previously repurchased by the Company or converted in accordance with their terms prior to such date. The initial conversion rate for each $1,000 principal amount of Notes will be 37.1903 shares of the Company’s common stock, representing an initial conversion price of approximately $26.89 per share of common stock, which is equivalent to a conversion premium of 22.5%, based on the October 11, 2007 closing price of the Company’s common stock of $21.95. The initial conversion rate is subject to adjustment under certain circumstances.
In connection with the private offering, the Company is entering into certain convertible note hedge and warrant transactions. The convertible note hedge transaction will have an exercise price equal to the conversion price of the Notes. In addition, the Company expects to enter into a separate warrant transaction with one or more of the initial purchasers and/or their affiliates. The warrants associated with the Notes will have an exercise price that is 82.23% higher than the closing price of the Company’s common stock on October 11, 2007. These transactions are intended to reduce the potential dilution to the holders of the Company’s common stock upon conversion of the Notes and will generally have the effect of increasing the conversion price of the Notes to approximately $40.00 per share, representing a 82.23% premium based on the last reported sale price of the Company’s common stock of $21.95 per share on October 11, 2007.
In connection with these transactions, the hedge counterparties have advised the Company that they or their affiliates may purchase the Company’s common stock in secondary market transactions or enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly following pricing of the Notes. These activities could have the effect of increasing the price of (or preventing the decline of) the Company’s common stock concurrently with or following the pricing of the Notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the Notes, enter into or unwind various derivative transactions with respect to the Company’s common stock and/or purchase or sell the Company’s common stock in secondary market transactions. These activities could have the effect of increasing or decreasing the price of the Company’s common stock and could affect the price of the Notes.
The estimated net proceeds from the sale of the Notes will be approximately $145.0 million (or approximately $166.8 million if the initial purchasers’ over-allotment option is exercised in full), after deducting the initial purchasers’ commissions and the Company’s estimated offering expenses. The Company intends to use (i) approximately $25.0 million of the net proceeds to repay in full the outstanding balance on its revolving credit facility, (ii) approximately $21.0 million of the net proceeds to fund the net cost of certain convertible note hedge and warrant transactions and (iii) the remainder of the net proceeds for general corporate purposes.
The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes, the guarantee and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
ABOUT MORGANS HOTEL GROUP CO.
Morgans Hotel Group Co. (NASDAQ: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. In February 2007, the Company and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets. The Company has other property transactions in various stages of completion including projects in Miami Beach, Florida, Chicago, Illinois, SoHo, New York and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities and select resort destinations.
FORWARD LOOKING AND CAUTIONARY STATEMENTS
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the integration of the Hard Rock Hotel & Casino and other acquired properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.
CONTACT:
Morgans Hotel Group
Richard Szymanski, 212-277-4188